                              AMENDED AND RESTATED
                              EMPLOYMENT AGREEMENT
                                [Brian E. Becker]

      THIS EMPLOYMENT AGREEMENT ("Agreement") is being executed as of December 12, 1997 between SFX Entertainment. Inc. ("Employee"), a Delaware corporation, and Brian E. Becker ("Employee") (collectively the "Parties") to be effective as of the Effective Date (as defined below).

      WHEREAS, the Employee is currently President and Chief Executive Officer of PACE Entertainment Corporation ("PACE") pursuant to an Employment Agreement dated as of October 1, 1997 (the "Original Employment Agreement"); and

      WHEREAS, the Employer has entered into a Stock Purchase Agreement of even date herewith (the "Stock Purchase Agreement") with the shareholders of PACE pursuant to which PACE will become a wholly-owned subsidiary of the Employer; and

      WHEREAS, the Stock Purchase Agreement provides for a closing date on which the transactions described therein are to be consummated (the "Effective Date"); and

      WHEREAS, the Employer desires to employ the Employee on the terms and conditions described herein, and the Employee wishes to be so employed;

      NOW, THEREFORE, the Parties do hereby agree as follows:

      1. Employment. Employer hereby employs Employee, and Employee hereby accepts such employment subject to the terms and conditions set forth below.

      2. Duties.

            2.1. Capacities

                  2.1.1 Employee is employed in the capacity of President and Chief Executive Officer of PACE Entertainment Corporation ("PACE") and in such capacity, shall have the rights and responsibilities attendant to that of the Chief Executive Officer of a corporate division of a publicly traded company. Employer intends to operate PACE in the same manner as prior to execution of the Stock Purchase Agreement, and shall consult with Employee, and Employee will participate in any decisions, with respect to changing PACE's policies, personnel, culture, compensation structure, reporting systems or configuration and alignment of operating divisions; without limiting the generality of the foregoing, all material decisions, other than those not in the ordinary course of business, and affecting PACE shall be made by Employee. Employee's duties in such capacity shall be to control, direct and supervise the day-to-day operations of PACE subject only to the oversight and direction of the Employer's Board of Directors.
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                  2.1.2 Employee shall be a member of the Office of the
      President of Employer, which shall be the highest management body of Employer, reporting to the Chairman of the Board and/or President of the Company. The Office of the President shall include (in addition to Employee) the Chief Executive Officer of Employer.

                  2.1.3 Employee shall also be employed as a senior executive in the corporate office of Employer with a title to be mutually agreed upon, responsible for planning, implementation and management of Employer's business strategy, including the live entertainment activities of Employer and Employer's subsidiaries, new programming, licensing and merchandising, and development of new, ancillary and international businesses. Without limiting the generality of the foregoing, Employee shall be responsible for all operations of Employer in Theatrical (as defined below) and Motorsports (as defined below) owned by or acquired or developed in the future by Employer. The parties acknowledge that it is the intention of the Employer to acquire additional businesses in Theatrical and Motorsports. Such acquired Theatrical and Motorsports businesses will be acquired and managed by PACE, unless the revenues from the Theatrical and Motorsports lines of business in such acquired companies do not constitute a majority of the revenues of the acquired company, in which case the acquired company may be held by Employer outside of PACE but the management of the Theatrical and Motorsports lines of businesses of such acquired company will report to Employee. For purposes of this Agreement, "Theatrical" shall mean (i) the presentation, production or booking of, or the provision of any logistical or technical services in connection with, any type of live stage shows (other than musical concerts), including Broadway-type shows, magic shows, family entertainment and variety shows,
      (ii) the ownership, operation or management of venues in which theatrical-type presentations are typically presented, and (iii) related businesses; "Motorsports" shall mean the presentation, promotion, production or other exploitation of any live event featuring motorized races or demonstrations, including motocross and other motorized races, monster truck shows, air shows, thrill shows, demolition derbies, tractor pulls, truckfests, other events developed by Motorsports, and related businesses. Employee shall, to the best of his ability, experience and talents, perform all such duties.

            2.2 Additional Positions. During the Term of Employment, Employee agrees, and the Employer (subject to required stockholder vote) requests Employee, to serve as a Director of Employer and a Director of PACE, if and so long as Employee is indemnified for serving in any and all such capacities on a basis no less favorable than is currently provided by the Employer's bylaws or by any written agreement between the Employee and the Employer regarding indemnification, in a manner consistent with that provided to Senior Executives (as defined in Section 8.2 hereof) of the Employer.

            2.3 Place of Performance. In connection with his employment by the Employer, Employee shall be based in Houston, Texas and shall not be required to move or to relocate.


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      3. Compensation.

            3.1. Salary, Bonus and Withholding.

                  3.1.1 Salary and Bonus. During the Term of Employment (as defined in Section 5.1 hereof), as compensation for services rendered by Employee, Employer shall pay Employee (i) a base salary ("Salary") in semi-monthly installments equal to one twenty-fourth (1/24th) of the then Annualized Amount (herein defined) and (ii) an annual bonus ("Annual Bonus") pursuant to the provisions of Section 4 hereof.

                  3.1.2 Definition of Annualized Amount. As used herein, the term "Annualized Amount" shall mean (i) $294,000 from the Effective Date until the first anniversary of the Effective Date, (ii) $313,760 from the first anniversary of the Effective Date until the third anniversary of the Effective Date, and (iii) $334,310 from the third anniversary of the Effective Date until the fifth anniversary of the Effective Date. If applicable, the "Annualized Amount" shall be thereafter increased effective as of each subsequent anniversary of the Effective Date commencing with the fifth anniversary of the Effective Date by 4.0% over the then effective Annualized Amount.

                  3.1.3 Withholding for Taxes. Compensation (herein defined) shall be subject to any and all applicable payroll and withholding deductions required by the law of any jurisdiction, state or federal, with taxing authority with respect to such Compensation.

                  3.1.4 Definition of Compensation. The Salary, the Annual Bonus and the other perquisites set forth in this Agreement including the Benefits, are herein collectively referred to as the "Compensation."

            3.2. Expenses. Employer shall reimburse Employee, in accordance with Employer's standard expense reimbursement policy, for reasonable and necessary expenses incurred by Employee while traveling pursuant to Employer's directions (including, without limitation, air fare and hotel expenses in accordance with the policies applicable to Senior Executives of the Employer), upon presentation of documentation reasonably acceptable to Employer. In connection with such reimbursement, Employer may, but shall not be obligated to, provide Employee with a credit card or cards to be used for paying such expenses. Such card or cards shall be the property of Employer and upon termination of the Term of Employment shall be returned to Employer by Employee. Employee shall be responsible for and shall reimburse Employer for any and all payments made by Employer for Employee's personal, non-reimbursable expenses charged on any such card or cards.

            3.3. Grant of Restricted Stock and Stock Options. Employer shall grant stock and stock options to Employee during the Term of Employment in a manner and amount consistent with grants made to Senior Executives of the Employer.


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            3.4. Other Benefits. During the Term of Employment, Employer shall provide the following additional benefits to Employee:

                  3.4.1 Health Insurance. Medical, dental and hospitalization insurance for Employee and his family with the same scope and coverage as is provided by Employer to the Chief Executive Officer and other Senior Executives; provided, that such insurance shall have no gap in coverage with Employee's current insurance; and provided, further, that such insurance will have no exclusions for pre-existing conditions; and provided, further, that Employee may purchase additional insurance so long as such purchase does not adversely affect Employer's ability to obtain insurance.

                  3.4.2 Term Life Insurance. Term life insurance upon the life of Employee in an amount consistent with insurance made available to the Chief Executive Officer and other Senior Executives of Employer, including, if applicable, split-dollar insurance policies, provided, that such insurance shall have no gap in coverage with Employee's current insurance; and provided, further, that such insurance will have no exclusions for pre-existing conditions; and provided, further, that Employee may purchase additional insurance so long as such purchase does not adversely affect Employer's ability to obtain insurance.

                  3.4.3 Disability Insurance. Disability insurance in an amount consistent with insurance made available to the Chief Executive Officer and other Senior Executives of Employer, provided, that such insurance shall have no gap in coverage with Employee's current insurance; and provided, further, that such insurance will have no exclusions for pre-existing conditions; and provided, further, that Employee may purchase additional insurance so long as such purchase does not adversely affect Employer's ability to obtain insurance.

                  3.4.4 Professional Expenditures. Reimbursement to Employee of up to $5,000 per year in documented expenditures of Employee in connection with Employee's participation in the Young Presidents Organization.

                  3.4.5 Automobile. One thousand five hundred dollars ($1,500) per month for the lease of an automobile or its equivalent.

                  3.4.6 Accommodations in New York. The living accommodations and expenses currently provided to Employee in New York, New York by PACE or their equivalent

                  3.4.7 Other Benefit Programs. Employee shall be entitled to participate in all other employee benefit programs of Employer which the Board of Directors of Employer may, in its sole discretion, regularly make available to all of the Senior Executives (such as a stock bonus plan, a retirement plan and other fringe benefits).


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

                  3.4.8 Office in New York. Employer shall provide reasonable office facilities in New York, New York at its principal executive offices, with secretarial and support services, for the use of Employee. Employee shall also be entitled to an office with secretarial and support services at the principal offices of PACE Theatrical Group in New York, New York.

The reimbursement of expenses provided for in Section 3.2, the stock awards provided for in Section 3.3. the benefits provided for in this Section 3.4 and any other benefits hereafter granted to Employee by the Board of Directors are hereinafter referred to as the "Benefits."

      4. Annual Incentive Bonus. Employee shall be paid an annual bonus in the discretion of the Board of Directors of the Employer.

      5. Term of Employment.

            5.1. Definition of Term of Employment. The "Term of Employment", as used in this Agreement, shall mean the period commencing on the Effective Date and terminating with the first to occur of the following:

                  5.1.1 termination of the Term of Employment by Employer, for any reason, in the sole discretion of Employer at any time;

                  5.1.2 termination of the Term of Employment by Employee by notice to Employer at any time following a Constructive Termination Event (as such term is defined in Section 8.1 hereof); and

                  5.1.3 termination of this Agreement as permitted by, and in strict accordance with, the provisions of Section 6 hereof.

            5.2. Effect of Termination of Term of Employment. Upon termination of the Term of Employment, the following provisions shall apply:

                  5.2.1 Employee shall no longer be employed by Employer;

                  5.2.2 Employee shall no longer be obligated to provide any employment, consulting or similar services to Employer;

                  5.2.3 If the Term of Employment is terminated pursuant to Sections 5.1.1 or 5.1.2 hereof, then the provisions of Section 7.1 hereof shall become effective and the Employer shall be irrevocably and unconditionally obligated to fulfill and discharge all of the obligations imposed upon it pursuant to the provisions thereof; and

                  5.2.4 Employer and Employee shall jointly issue a press release, the text of which must be approved by both Parties, concerning the termination of Employee's employment with Employer.


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

      6. Termination of Agreement.

            6.1. Employer's Right to Terminate this Agreement For Cause. During the Term of Employment, Employer may terminate this Agreement for cause (herein defined) by providing notice thereof to Employee. Employer shall not have the right, authority or power to terminate this Agreement for any other reason or upon any other occurrence.

                  6.1.1 Effect of a For Cause Termination. If Employer terminates this Agreement for cause, such termination shall take effect immediately upon notice thereof being provided to Employee. In such event, Employer shall pay Employee all Salary earned by Employee through the effective date of the termination on the regularly established salary payment schedule of Employer. In addition, Employer shall grant to Employee all Benefits accrued as of the date of the termination. Upon such payment of earned Salary and Benefits by Employer, all obligations of Employer to Employee hereunder shall be totally and completely satisfied, and Employer shall have no further obligations of any type to Employee pursuant to this Agreement; provided, however, that Employee may retain any vested options granted by Employer.

                  6.1.2 Definition of "For Cause". Cause for termination of this Agreement shall exist only if, during the Term of Employment, Employee:

                  (a) engages in any violation of this Agreement which is not cured, or with respect to which Employee is not diligently pursuing a cure, within thirty (30) days of Employer giving notice to Employee to do so (provided that no more than three (3) written notice to cure need be given for violations of the same nature);

                  (b) is convicted of any felony or of any misdemeanor involving dishonesty such as theft, forgery or fraud, or having been indicted for, or had an information filed on him for, such a crime, enters a plea of guilty or nolo contendere;

                  (c) engages in any intentional act of fraud against Employer, any of its subsidiaries or any of their employees or properties, which act shall be set forth and described in reasonable detail in a written notice from the Employer to the Employee, such notice to provide for an opportunity for the Employee to meet the Employer's Board of Directors concerning the alleged acts;

                  (d) engages in the intemperate use of alcohol or drugs on a repeated basis in a manner which, in the good faith opinion of the Employee's Board of Directors, is impairing the Employee's ability to perform his duties or obligations hereunder and such intemperate use thereafter continues in such a manner following two written notices thereof to Employee, with at least 30 days to correct


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

            following the first such notice and at least 10 more days to correct following the second such notice;

                  (e) engages in conduct giving rise to a claim by another
            employee of sexual harassment, which claim, after a complete and diligent investigation, would lead a reasonable person to conclude that Employee has violated Title VII of the 1964 Civil Rights Act, or similar state law, in a manner which would reasonably and customarily require the discharge of an executive employee; or

                  (f) engages in conduct giving rise to Legitimate Claims by any persons that Employer or any of its subsidiaries is in violation of any federal, state or local criminal statute or act. The term "Legitimate Claims" shall mean any claims, allegations or assertions which, in the reasonable opinion of Employer (after a diligent investigation of the facts, have substantial merit.

            6.2. Termination of this Agreement upon Employee's Death or Permanent Disability. This Agreement shall be deemed terminated in the event of death or permanent and total disability of Employee during the Term of Employment.

                  6.2.1 Effect. In such event, Employer shall be obligated to
      (i) pay to Employee, Employee's guardian, or Employee's estate, as applicable, all Salary earned by Employee through the date of death or the date that Employee is considered permanently and totally disabled,
      (ii) grant to Employee all Benefits accrued as of the date of death or the date that Employee is considered to be permanently and totally disabled and (iii) pay to Employee, Employee's guardian or Employee's estate, as applicable, a pro rata portion (based on the number of months worked in the fiscal year that Employee dies or becomes permanently and totally disabled) of the Annual Bonus provided for in this Agreement with respect to the current fiscal year. Upon the payments of the aforesaid sums by the Employer, all obligations of Employer to Employee hereunder shall be totally and completely satisfied, and Employer shall have no further obligations of any type to Employee pursuant to this Agreement; provided, however, that in the event of death or permanent and total disability of Employee, all options granted to Employee prior to such event shall immediately vest and be exercisable by Employee, Employee's guardian or Employee's estate, as applicable, for twelve (12) months following such event.

                 6.2.2 Definition. Employee shall be considered "permanently and totally disabled" for purposes of this Section 6.2 if he is unable to perform with reasonable continuity his material duties hereunder by reason of any medically determinable physical or mental impairment which has lasted for a continuous period of not less than 9 months.

            6.3. Employee's Right to Terminate. Employee may terminate this Agreement at any time, for any reason, by providing notice thereof to Employer.

                  6.3.1 Effective Date. If Employee so terminates this Agreement such termination shall take effect upon the date designated in the notice provided to Employee


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

      which shall, in no event, be earlier than thirty (30) days following the delivery of such notice.

                  6.3.2 Remaining Obligations. If Employee so terminates this Agreement, Employer shall pay Employee all salary earned by Employee through the effective date of the termination on the regularly established salary payment schedule of Employer. No Annual Bonus shall be payable to Employee for the fiscal year in which such termination is effective. Upon such payment of earned Salary by Employer to Employee, all obligations of Employer to Employee hereunder shall be totally and completely satisfied and Employer shall have no further obligations of any type to Employee pursuant to this Agreement.

            6.4. Termination of Agreement upon Fulfillment of Post-Term of Employment Obligations. If the Term of Employment should be terminated pursuant to Sections 5.1.1 or 5.1.2 hereof, then this Agreement shall thereafter be deemed to be terminated upon Employer's full, complete and timely fulfillment and discharge of all obligations imposed upon Employer pursuant to the provisions of Section 7.1 hereof.

            6.5 Early Termination. Employee shall have the option beginning on the second anniversary of the date of this Agreement, such option to be exercisable for a period of fifteen (15) days, to elect one or more of the following by written notice to Employer:

                  (a) Put any stock or portion thereof (including any vested and unvested options to purchase stock) and/or the Compensation to be paid during the remaining Term of Employment to Employer. The stock and options to acquire stock would be valued at the then fair market value of the common stock and any future payments of Compensation shall be valued at the net present value thereof using a discount rate of eight percent (8%). All such payments shall be made to Employee within 30 days of Employee's written notice to Employer.

                  (b) Become a consultant to Employer and spend no more than an average of 20 hours per week during the remaining Term of Employment at the same Compensation set forth in this Agreement. In such event, Employee would remain on the Board of Directors of Employer.

                  (c) Acquire the Motorsports business of PACE (or, in the event the Motorsports business of PACE has been sold by Employer in accordance with Section 6.6.1, Employee shall have the right to acquire the Theatrical business of PACE) at its fair market value, as described below. Employee shall deliver a nonrefundable (unless Employer defaults or fails to close such transaction or as provided below) deposit (the "Deposit") in the amount of One Million Dollars ($1,000,000) within fifteen (15) days from the date of exercise. Employee and Employer shall attempt to reach agreement on the fair market value of the Motorsports business of PACE (or Theatrical, as the case may be). In the event the parties cannot reach agreement within thirty (30) days of Employee's exercise


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

            of his purchase right, each of Employee and Employer shall select an investment banking firm of national standing, which investment banking firms shall attempt to reach agreement on the fair market value of Motorsports (or Theatrical, as the case may be). In the event such investment banking firms are unable to reach agreement within thirty (30) days of being selected, the two investment banking firms shall jointly select a third investment banking firm of national standing which shall make a determination of fair market value within thirty (30) days and whose determination as to the fair market value of Motorsports (or Theatrical, as the case may be), shall be binding upon Employer and Employee. The fees and expenses of the third investment banking firm shall be paid by the party whose position as to the fair market value is furthest from the fair market value determined by such third investment banking firm. In the event the fair market value determined by the investment banking firm(s) is more than twelve and one-half percent (12 1/2%) higher than Employee's final offer to Employer in the thirty (30) day negotiation period described above, Employee may elect to waive his purchase right hereunder and receive the Deposit with accrued interest, less One Hundred Seventy-Five Thousand Dollars ($175,000) which shall be retained by Employer; provided, that in such event, Employer shall have the option to require Employee to purchase the business(es) at a purchase price equal to Employee's final offer (as described above) plus One Hundred Seventy-Five Thousand Dollars ($175,000). Employee shall provide evidence of financing within thirty (30) days of determination of fair market value, provided, that Employee may obtain an additional thirty (30) days (for a total of sixty (60) days from exercise) by providing an additional deposit in the amount of Five Hundred Thousand Dollars ($500,000). The acquisition of the business(es) of PACE by Employee shall close within five (5) months of determination of fair market value. The purchase price, at Employee's option, may be paid in part with stock of Employer owned by Employee. The Five (5) Year Put Option (as defined in the Stock Purchase Agreement) shall accelerate and be immediately exercisable as of the closing of such acquisition by Employee, and Employee shall have the right to either exercise the Five (5) Year Put Option at an exercise price equal to 105 percent of the present value thereof (determined using net present value using a discount rate of eight percent (8%)) or retain such shares.

            6.6 Right of First Refusal.

                  6.6.1 Employer agrees that it will not sell either the Motorsports business or the Theatrical business of PACE prior to the first anniversary of Effective Date, and Employer further agrees that in the event it sells either business after the first anniversary of the Effective Date, then it will not sell the other business of PACE prior to the second anniversary of the Effective Date plus 15 days. The parties intend that the agreements set forth in this Section shall be enforced in accordance with the provisions of Section 7.2(f) of the Stock Purchase Agreement.


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

                  6.6.2 Employee shall have a right of first refusal in the event the Employer has a bona fide offer from a third party to sell all or a substantial portion of either the Motorsports business or the Theatrical business of PACE during the period beginning on the first anniversary of the Effective Date and ending on the second anniversary of the Effective Date at a purchase price equal to 95 percent of the purchase price proposed in the bona fide offer from a third party. Such right of first refusal shall be exercisable by Employee within fifteen (15) days of written notice from Employer, which notice shall set forth the identity of the proposed purchaser, the proposed purchase price, the terms of the proposed purchase and the proposed closing date for the purchase. In the event the proposed purchase price includes non-cash consideration, Employee may substitute cash or securities or instruments having a fair market value equivalent to the non-cash consideration proposed in Employer's notice. In the event Employee exercises his right hereunder, Employee shall deliver a nonrefundable (unless Employer defaults or fails to close such transaction) deposit in the amount of One Million Dollars ($1,000,000) within fifteen (15) days from the date of such exercise. Employee shall provide evidence of financing within thirty (30) days of such exercise, provided, that Employee may obtain an additional thirty
      (30) days (for a total of sixty (60) days from exercise) by providing an additional deposit in the amount of Five Hundred Thousand Dollars ($500,000). The acquisition of the business(es) of PACE by Employee shall close within five (5) months of Employee's exercise. The purchase price, at Employee's option, may be paid in part with stock of Employer owned by Employee. The Five (5) Year Put Option (as defined in the Stock Purchase Agreement) shall accelerate and be immediately exercisable as of the closing of such acquisition by Employee, and Employee shall have the right to either exercise the Five (5) Year Put Option at an exercise price equal to 105 percent of the present value thereof (determined using net present value using a discount rate of eight percent (8%)) or retain such shares. As of the closing of such Acquisition by Employee, Employee shall put any stock (including any vested and unvested options to purchase stock) and the Compensation to be paid during the remaining Term of Employment to Employer; the stock and options to acquire stock shall be valued at the then fair market value of the common stock, and all such payments shall be made to Employee as of the date of such acquisition by Employee.

                  6.6.3 In the event Employee does not exercise his right of first refusal with respect to either the Motorsports or Theatrical business of PACE as provided above, and one of such businesses is sold, Employee shall have a right of first refusal in the event Employer has a bona fide offer to sell all or a substantial portion of the other business of PACE during the period beginning on the second anniversary of the Effective Date and ending six (6) months later. The terms of such right of first refusal shall be as set forth in Section 6.6.2 above.

                  6.6.4 In the event Employee does not exercise his right of first refusal with respect to the Motorsports or Theatrical business of PACE, and Employer does not consummate the proposed sale(s), Employee's right of first refusal shall continue with respect to the Motorsports and/or Theatrical business of PACE as applicable, and Employer shall pay Employee an administrative fee of One Hundred Thousand Dollars

      ($100,000) as compensation for time and expenses incurred in reviewing the respective transaction, such fee to be payable upon Employer's acknowledgment that such proposed transaction has been terminated.

      7. Post-Term of Employment Obligations.

            7.1. Employer's Obligations after Termination of Term of Employment. If the Term of Employment should be terminated pursuant to Sections 5.1.1 or
5.1.2 hereof, then the following provisions shall apply:

                  7.1.1 Employer shall be obligated to pay to the Employee, for a period of time commencing on the date of termination of the Term of Employment and continuing until the fifth anniversary of the Effective Date (herein called the "Surviving Obligation Period"), (i) the Employee's base salary for the remaining years pursuant to this Agreement and (ii) the Annual Bonuses which would have been payable to Employee with respect to each fiscal year which ends during the Surviving Obligation Period pursuant to the provisions hereof had the Term of Employment not been so terminated.

                  7.1.2 The Employee shall continue to be entitled to participate during the Surviving Obligation Period in any and all of the profit-sharing and retirement income, stock purchase, savings, executive compensation plans at the same level, in the same amount and to the same degree the Employee was entitled to participate at the time of such termination.

                  7.1.3 Employer shall maintain in full force and effect for Employee for one year after termination of the Term of Employment all life, accident; medical and health care plans and disability benefit programs and programs or arrangements in which Employee was entitled to participate immediately prior to the time of such termination provided that Employee's continued participation is possible under the general terms and provisions of such plans and programs. If Employee's Participation in any such plan or program is barred, Employer shall arrange to provide Employee with the benefits substantially similar to those to which he was entitled to receive under such plans and programs of Employer prior to the time of such termination. In such event, appropriate adjustment shall be made so that the after tax value thereof to the Employee is similar to the after tax value to him of the benefit plans in which Employee is not eligible to participate. At the end of such one-year period, the Employee shall have the option to have assigned to him at no cost and with no apportionment of pre-paid premiums, any assignable insurance policy owned by Employer and relating specifically to the Employee.

                  7.1.4 Employer shall be obligated to provide to the Employee, for a one-year period commencing on the date of termination of the Term of Employment, use of the same office, related facilities and support personnel provided to him at the time of such termination (but prior to giving effect to any change therein within 90 days preceding the termination of the Term of Employment).


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

                  7.1.5 If such termination pursuant to Sections 5.1.1 or 5.1.2 shall occur prior to two (2) years and fifteen (15) days after the Effective Date, the Employee shall have the right to elect the options described in Sections 6.5 and 6.6 above.

                  7.1.6 Employer shall assign to Employee the living accommodations in New York, New York described in Section 3.4.6 above.

            7.2. No Mitigation. Under no circumstances shall the Employee be required, whether by seeking other employment or otherwise, to mitigate the amount of any payment or benefit specified in Section 7.1 hereof.

            7.3. Liquidated Damages. In the event Employee terminates this Agreement (other than due to a Constructive Termination Event or due to exercise of Employee's rights pursuant to Sections 6.5 or 6.6 hereof) on or prior to the third anniversary of the Effective Date, Employee shall pay Employer the sum of $750,000 as liquidated damages; if on or prior to the fourth anniversary of the Effective Date, Employee shall pay Employer the sum of $600,000 as liquidated damages; and if on or prior to the fifth anniversary of the Effective Date, Employee shall pay Employer the sum of $300,000 as liquidated damages.

      8. Certain Definitions. As used herein, the following terms shall have the meanings indicated below:

            8.1. Constructive Termination Event. A "Constructive Termination Event" shall be deemed to be the occurrence of any one or more of the following events during the Term of Employment:

                  8.1.1 the assignment by Employer to the Employee of duties that are inconsistent with the Employee's office with Employer at the time of such assignment, or the removal by Employer from the Employee of those duties described in Section 2.1 above, including without limitation failure to nominate or re-nominate Employee for election to the Board of Directors of Employer and failure of Robert Sillerman (and his affiliates) to vote his (and their) shares in favor of such nomination; or

                  8.1.2 any removal of the Employee from, or any failure to elect or re-elect the Employee to, the Designated Office (as defined in Section 8.3 hereof, except in connection with the Employee's promotion, with his prior written consent, to a higher office (if any) with Employer; or

                  8.1.3 (i) a reduction by Employer in the amount of the Employee's base salary as then in effect, or the failure of Employer to pay such base salary to the Employee at the time and in the manner specified in Section 3 of this Agreement or (ii) a change by Employer in the formula for calculating Employee's Annual Bonus as set forth herein, or the failure of Employer to pay any Annual Bonus to the Employee at the time and in the manner specified in Section 4 of this Agreement; or

                 8.1.4 the discontinuation or reduction by Employer of the Employee's participation in any stock option, bonus or other employee benefit plan or arrangement (including, without limitation, any profit-sharing, life insurance, medical, dental, hospitalization, incentive compensation or retirement plan or arrangement) in which the Employee is a participant; or

                 8.1.5 the failure of Employer to obtain the assumption by any successor to Employer of the obligations imposed upon Employer under this Agreement, as required by Section 18 of this Agreement; or

                 8.1.6 the failure by Employer to promptly reimburse the Employee for the reasonable business expenses incurred by the Employee in the performance of his duties to Employer, including, without limitation, reasonable expenditures for business entertainment and for travel in connection with Employer's business; or

                 8.1.7 the failure of Employer to observe, fulfill or perform any obligation, requirement or restriction imposed upon it pursuant to this Agreement which is not referenced in the foregoing subsections of this Section 8.1 and such failure continues uncorrected for 15 days after notice thereof to Employer; or

                 8.1.8 prior to two (2) years and fifteen (15) days after the Effective Date, the sale of either the Theatrical or Motorsports business of Employer to any party or person other than Employee, unless Employee has elected not to exercise his right of first refusal with respect to such sale as set forth in Section 6.6 above, but in any event Employee's remedies shall not be limited by exercising his rights pursuant to this
      Section 8.1.8; or

                 8.1.9 the sale of all or substantially all the assets or stock of PACE; or

                 8.1.10 change of control of Employer; or

                 8.1.11 the failure by Employer to put acquired companies, a majority of which companies' business is derived from Theatrical and/or Motorsports lines of business, in PACE, unless the revenues from the Theatrical and Motorsports lines of business in such acquired companies do not constitute a majority of the revenues of the acquired company, in which case the acquired company may be held by Employer outside of PACE but the management of such acquired company will report to Employee.

            8.2 Senior Executives. The "Senior Executives" shall mean all members of Employer's Office of the President (howsoever called), all executive officers of Employer and the chief executive officers of each division or subsidiary of Employer.

            8.3. Designated Office. The "Designated Office" shall mean President and Chief Executive Officer of PACE and a position to be mutually agreed upon with Employer and member of the Office of the President of Employer.

      9. Noncompete Covenant.

            9.1. During Period of Employment. Throughout the Term of Employment, Employee shall not, directly or indirectly, for his own account or for the account of others, as an officer, director, stockholder, owner, partner, employee, promoter, consultant, manager, advisor, or otherwise, become involved in any way, directly or indirectly, in any activity, business or pursuit which is directly competitive with the activities, businesses and pursuits of any one or more of the members of Employer's Affiliated Group (herein defined).

            9.2 After Termination of Employment. For a period of eighteen months
(18) months after the date upon which the Term of Employment is terminated Employee will not, directly or indirectly, for his own account or for the account of others, become involved in any way, directly or indirectly, in any activity, business or pursuit which is directly competitive with the activities, businesses and pursuits of any one or more of the members of Employer's Affiliated; provided, that the covenant set forth in this Section 9.2 shall not apply in the event Employee exercises the option(s) set forth in Section 6.5(c) and 6.6 above; and provided, further, that this Section 9.2 shall be of no force and effect in the event Employer breaches its obligations set forth in Sections
6.5 and 6.6 above.

            9.3. No Solicitation of Other Employees. Employee additionally agrees that, throughout the Term of Employment and for a period of eighteen (18) months after the termination of the Term of Employment, Employee shall not directly or indirectly, solicit or induce, or attempt to solicit or induce, any employee of Employer's Affiliated Group to leave Employer's Affiliated Group for any reason whatsoever; provided, that the covenant set forth in this Section 9.3 shall not apply in the event Employee exercises the option(s) set forth in
Section 6.5(c) and 6.6 above; and provided, further, that this Section 9.3 shall be of no force and effect in the event Employer breaches its obligations set forth in Sections 6.5 and 6.6 above.

            9.4. No Unfair Competition. Employee agrees that Employee will never, directly or indirectly, at any time during the Term of Employment, or any time subsequent to the termination of the Term of Employment, solicit customers of Employer by using information covered by the provisions of Section 10 of this Agreement or by committing unfair competition, including but not limited to the misappropriation of information, intellectual property, or personal property or misrepresentations regarding Employer, its employees, services or products; provided, that it is the intention of the parties that the covenant set forth in this Section 9.4 shall not restrict the operation by Employee of the business(es) acquired pursuant to Sections 6.5(c) and 6.6 in the ordinary course.

            9.5. Definition of Affiliated Group. As used above, the term "Employer's Affiliated Group" shall mean Employer and all corporations, partnerships or other organizations which, directly or indirectly, are controlled by Employer.

            9.6. Extraordinary Remedies. In the event of a breach of Employee's covenants in this Section 9, it is understood and agreed that Employer shall be entitled to injunctive relief as well as any and all other applicable remedies at law or in equity available to Employer against Employee or others.

            9.7. Survival. The provisions of this Section 9 shall survive the termination of the Term of this Agreement and the termination of this Agreement to the extent applicable; provided, however, that in the event of a termination of the Term of Employment pursuant to Sections 5.1.1 or 5.1.2 hereof, the provisions of this Section 9 shall be of no force or effect.

      10. Disclosure of Confidential Information. Except to the extent authorized by the express prior consent of the Board of Directors of Employer, Employee will never, directly or indirectly, at any time during the Term of Employment, or at any time subsequent to the termination of the Term of Employment, use, disseminate, disclose, divulge or in any manner disclose or permit to be divulged or disclosed to any person, firm, corporation, association or other business entity, Confidential Information (herein defined) of Employer; provided, that the covenant set forth in this Section 10 shall not apply as to Confidential Information pertaining to Theatrical or Motorsports (as applicable) in the event Employee exercises the option(s) set forth in Sections 6.5(c) and
6.6 above; and provided, further, that this Section 10 shall be of no force and effect in the event Employer breaches its obligations set forth in Sections 6.5 and 6.6 above. As used herein, the term "Confidential Information" means any and all information about or relating to the methods, processes, customers, services or products of Employer or any of its subsidiaries or partnerships, including information relating to research, development, inventions, purchasing, accounting, consulting, marketing, merchandising of any services or products to customers disclosed to Employee or known by Employee as a consequence of or through his employment by Employer, if such information is not generally known in any industry in which Employer or any of its subsidiaries is or may become engaged during the Term of Employment. On the termination of his employment with Employer, all files, documents, records, notebooks, and similar repositories, then in Employee's possession or in the possession of any third party under the control of Employee or pursuant to any agreement with Employee, whether prepared by Employee or any other person, firm, corporation, association, or other business entity, will be delivered to Employer by Employee. All rights to any Confidential Information developed by Employer, Employee or other employees of Employer during the Term of Employment shall belong to Employer, including all rights to exploit any Confidential Information. In the event of a breach or threatened breach by Employee of this Section 10, Employer shall be entitled to seek an injunction restraining Employee from violating his covenants in this
Section 10. In addition, nothing contained herein shall in any manner be construed to prohibit or limit Employer from pursuing against Employee or others all other remedies available to Employers at law or in equity, from a breach of this Section 10.

      11. Return of Property on Termination. In order to prevent the intentional or unintentional disclosure of Employer's trade secrets by Employee, the Parties agree that on termination of the Term of Employment, all of Employer's property shall be promptly returned to Employer by Employee. Without limiting the generality of the term "Employer's property,"

Employer and Employee stipulate that for the purposes of this Agreement, that term includes, but is not limited to: all credit cards, sales manuals, leasing manuals, brochures, charts, graphs, price lists, customer account lists, prospective mailing lists, and any other written or printed materials, recordings, photographs, films or slides relating to the Employer's business, or any copies or reproductions of the foregoing, and all equipment, hardware, and other property, given by the Employer to the Employee or owned by Employer and in the possession or under the direct or indirect control of Employee.

      12. Notice. Any notice, request, reply, instruction, or other communication provided or permitted in this Agreement must be given in writing and may be served by depositing same in the United States mail in certified or registered form, postage prepaid, addressed to the Party or Parties to be notified with return receipt requested, or by delivering the notice in person to such Party or Parties. Unless actual receipt is required by any provision of this Agreement, notice deposited in the United States mail in the manner herein prescribed shall be effective on dispatch. For purposes of notice, the address of Employee, his spouse, any purported donee or transferee or any administrator, executor or legal representative of Employee or his estate, as the case may be, shall be as follows:

            The address of Employee shall be:

                  6146 Meadow Lake Lane
                  Houston, Texas 77057

            with a copy to:

                  J. Kenneth Menges, Jr., P.C.
                  Akin, Gump, Strauss, Hauer & Feld. L.L.P.
                  1700 Pacific Avenue, Suite 4100
                  Dallas, Texas 75201-4675

      The address of Employer shall be:

                  SFX Entertainment, Inc.
                  150 East 58th Street
                  l9th Floor
                  New York, New York 10155
                  Attention: Robert F.X. Sillerman
              with a copy to:

                  SFX Entertainment, Inc.
                  150 East 58th Street
                  l9th Floor
                  New York, New York 10155
                  Attention: Howard Tytel

Employer shall have the right from time to time and at any time to change its address and shall have the right to specify as its address any other address by giving at least ten (10) days written notice to Employee. Employee shall have the right from time to time and at any time to change his address and shall have the right to specify as his address any other address by giving at least ten
(10) days written notice to Employer.

      13. Vacation. Employee shall be entitled to a minimum of four (4) weeks of paid vacation during each calendar year.

      14. Controlling Law. The execution, validity, interpretation and performance of this Agreement shall be determined and governed by the laws of the State of New York.

      15. Entire Agreement. This Agreement contains the entire agreement of the Parties with respect to the employment of Employee and amends and restates that certain Employment Agreement between Employee and PACE dated as of October 1, 1997. The Agreement may not be changed orally or by action or inaction, but only by an agreement in writing signed by the Party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

      16. Severability. If any provision of the Agreement is rendered or declared illegal or unenforceable by reason of any existing or subsequently enacted legislation or by decree of a court of last resort, the Parties shall promptly meet and negotiate substitute provisions for those rendered or declared illegal or unenforceable, but all remaining provisions of this Agreement shall remain in full force and effect.

      17. Arbitration. Employer and Employee mutually consent to the resolution by arbitration of all claims or controversies ("claims") arising out of this Agreement or Employee's employment with Employer. The procedures for arbitrating claims covered by the foregoing provisions are set forth in Exhibit "A" attached hereto and made a part hereof as if fully set forth here.

      18. Effect of Agreement, Assignment, Required Assumption. This Agreement shall be binding upon Employee and his heirs, executors, administrators, legal representatives, successors and assigns and the Employer and its successors and assigns. Employee may not assign any rights hereunder without the prior written consent of Employer. Employer shall require any person who is the successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or a substantial portion of the business or assets of Employer to

      [Illegible] paragraph

      [Illegible] paragraph 19

      [Illegible] paragraph 20

      [Illegible] paragraph 21

      [Illegible] signature lines

                                   EXHIBIT "A"

                         Dispute Resolution Procedures

            a. Arbitration Procedures. Employer and Employee agree that any arbitration shall be in accordance with the then-current Employment Arbitration Rule of Judicial Arbitration & Mediation Services, Inc. ("JoAoMoS") before an arbitrator who is licensed to practice law in the state in which the arbitration is convened (the "Arbitrator"). The arbitration shall take place in Houston, Texas.

            The Arbitrator shall be selected as follows: JoAoMoS shall give each party a list of 11 arbitrators drawn from its panel of labor and employment arbitrators. Each party may strike all names on the list it deems unacceptable. If only one common name remains on the list of all parties, that individual shall be designated as the Arbitrator. If more than one common name remains on the list of all parties, the parties shall strike names alternately until only one remains. The party who did not initiate the claim shall strike first. If no common name remains on the list of all parties, JoAoMoS shall furnish an additional list or lists until an Arbitrator is selected. If, after four (4) lists, the parties have not agreed on an Arbitrator, JoAoMoS shall appoint one from a fifth list.

            The Arbitrator shall apply the substantive law and the law of remedies, if applicable, of the state of Texas, or federal law, or both, as applicable to the claim(s) asserted. The Federal Rules of Evidence shall apply. The Arbitrator, and not any federal, state, or local court or agency, shall have exclusive authority to resolve any dispute relating to the interpretation, applicability, enforceability or formation of this Agreement, including, but not limited to any claim that all or any part of this Agreement is void or voidable. The arbitration shall be final and binding upon the parties, except for errors of law or as otherwise provided in this Agreement.

            Either party, at its expense, may arrange for and pay the cost of a court reporter to provide a stenographic record of proceedings.

            Either party may bring an action in any court of competent jurisdiction to compel arbitration under this Agreement and to enforce an arbitration award. Except as otherwise provided in this Agreement, both Employer and Employee agree that neither shall initiate or prosecute any lawsuit or administrative action in any way related to any claim covered by this Agreement other than an administrative charge of discrimination such as with the Equal Employment Opportunity Commission (EEOC) or other federal or state commission or agency.

            The Arbitrator shall render an award and opinion in the form typically rendered in labor arbitrations.

            b. Arbitration Fees and Costs. Employer and Employee shall equally fund the fees and costs of the Arbitrator. Each party will deposit funds or post other appropriate security for its share of the Arbitrator's fee, in an amount and manner determined by the Arbitrator, 10 days

                                   EXHIBIT "A"
      before the first day of hearing. Each party shall pay for its own costs and attorneys' fees, if any. However, the prevailing party in any arbitration proceeding conducted hereunder shall be entitled to an award against the other party in an amount equal to all fees and costs of the Arbitrator paid by such prevailing party and all costs and attorneys' fees paid or incurred by such prevailing party in connection with the pursuit of such arbitration proceeding.

            c. Interstate Commerce. Employee understands and agrees that Employer is engaged in transactions involving interstate commerce and that his employment involves such commerce.

            d. Consideration. The promises by Employer and by Employee to arbitrate differences, rather than litigate them before courts or other bodies, provide consideration for each other.

                                   EXHIBIT "A"

                                   Page 2 of 2